Exhibit 10.8

MASTER SERVICES AGREEMENT

This Master Services Agreement is entered into and effective as of April 25, 2024 ("Effective Date") between Velocity Global, LLC, a Colorado limited liability company, located at 1701 Platte Street, Suite 210, Denver, CO 80202 ("Velocity Global"), and Fractyl Health, Inc. ("Client"), located at 3 Van de Graaff Drive, Suite 200, Burlington, Massachusetts, United States, 01803. Velocity Global and Client may be hereinafter collectively referred to as the "Parties" and individually as a "Party."

1.
Definitions. As used in this Agreement:
1.1.
"Affiliate(s)" means any entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Party, in each case where the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, contractual interest or otherwise.
1.2.
"Agreement" means this Master Services Agreement and all Statements of Work, exhibits and addenda hereto.
1.3.
"Applicable Laws" means all applicable international, federal, state and/or local laws and regulations applicable to a Party's business and its receipt of the Services, exercise of its rights and/or performance of its obligations under this Agreement.
1.4.
"Services" means those services provided to Client hereunder as described in each Statement of Work.
1.5.
"Statement of Work" means the Velocity Global ordering document that refers to this Agreement and is executed from time-to-time by authorized representatives of both Parties, and that describes:
i.
the Velocity Global Services to be provided;
ii.
the payments and fees payable to Velocity Global for the Services; and
iii.
any additional terms as agreed upon by Velocity Global and Client.
1.6.
"Supported Worker(s)" means the worker(s) identified by Client via the Onboarding Form (as defined in each Statement of Work).
1.7.
"Term" means the term of this Agreement as set forth in Section 6 below.
2.
Services Provided; Platform; Integrations.
2.1.
In consideration for the fees set forth in each applicable Statement of Work, Velocity Global will provide such Services to Client pursuant to this Agreement and each Statement of Work entered into in accordance with the terms of this Agreement, which upon execution by authorized representatives of each Party, will be attached to and become an integral part of this Agreement.
2.2.
Client may enter into any Statement of Work with any of its Affiliates as the party to the Statement of Work. In these situations, the applicable Affiliate will be deemed the sole counterparty to the Statement of Work and an additional counterparty to this Agreement as it relates to the Statement of Work. For avoidance of doubt, Client and its applicable Affiliate(s) will be jointly and severally liable for all obligations under the applicable Statement of Work and this Agreement.
2.3.
Client's access to and use of Velocity Global’s global work platform available at cloud.velocityglobal.com, app.velocityglobal.com and/or their affiliated websites, web pages and mobile application (collectively, the "Platform"), including Client's license to access and use the Platform, are subject to and set forth in Velocity Global's Terms of Use available at https://velocityglobal.com/legal/terms-of-use/ ("TOU").
2.4.
Velocity Global offers optional integrations between the Platform and certain third-party systems, websites and/or applications ("Integration(s)"), including various applicant tracking system, recruiting and/or human resource information software applications ("Third Party Applications"). If Client wishes to take advantage of any Integrations, Client is responsible for requesting that Velocity Global perform the desired Integrations. By doing so, Client acknowledges that performance of the Integrations may require Velocity Global to share certain Confidential Information (as defined below) of the Client (including, to the extent necessary, any Personal Data, as defined below) with the providers of such Third Party Applications ("Application Providers"). Client is responsible for notifying any Application Providers of the applicable Integration. Client acknowledges that, by clicking any button or otherwise performing any action in any Third Party Applications meant to send candidate or employee data to Velocity Global for hire, Client is requesting that Velocity Global hire the identified candidate/employee as a Supported Worker under its employer of record solution and that any such requests will be carried out in accordance with and subject to the terms of this Agreement. For avoidance of doubt, (a) all Third Party Applications are "third party sites" as contemplated in the TOU and Velocity Global subprocessors for the purposes of Exhibit 1 - Data Processing Addendum; (b) Client's access to and use of any Third Party Applications is governed by Client's agreement(s) with the applicable Application Provider(s) and Client agrees not to initiate any disputes or assert any claims or legal actions related to any Third Party Applications against Velocity Global; and (c) the Integrations are at all times subject to the latest version of the applicable Application Provider's terms of use relating to the application programming interfaces and/or webhooks provided by the Application Provider to enable the Integration. At any time during the Term, Velocity Global may choose to charge a separate fee for the Integration(s) as consideration for performing the Integration(s). If Velocity Global does so, it will provide no less than thirty (30) days' notice to Client of the change in fees and Client may elect to discontinue the Integration(s) rather than accepting the change in fees.
3.
Velocity Global Obligations.
3.1.
Velocity Global shall provide the Services outlined in each Statement of Work in a professional, workmanlike manner using no less than commercially reasonable industry practices.
3.2.
Velocity Global may engage its Affiliates and/or subcontractors to support Velocity Global in its provision of the Services to Client, including but not limited to engaging Affiliates and/or in-country partners that are subcontracted by Velocity Global ("ICP(s)") to serve as the local employer of record of the Supported Employee(s). Velocity Global shall identify any such Affiliates, ICPs and/or subcontractors for Client promptly upon request. Notwithstanding the foregoing, Velocity Global shall be responsible for all acts and omissions of any such Affiliates, ICPs and/or subcontractors as it is for its own acts and omissions and Velocity Global remains fully responsible to Client for the performance of its obligations and the provision of the Services to Client under this Agreement.
4.
Client Obligations.
4.1.
Unless otherwise agreed by the Parties, Client is responsible in all cases for identifying Supported Worker candidates and, if the Services include Velocity Global acting as the employer of record of any Supported Worker(s), the Client retains all responsibility for the day-to-day management and control of such Supported Workers' performance, training, assignments and work product.
4.2.
Client shall pay all Invoice Amounts (as defined below) in accordance with the "Payment Terms" set forth in each Statement of Work. The Parties agree that any purchase order or similar instrument issued by Client is for administrative purposes only and that any provisions in such purchase order that conflict with or add to the terms of this Agreement shall not be binding on Velocity Global, unless the Parties expressly agree in a writing, separate from such purchase order, to be bound by any such provisions.
4.3.
Client is solely responsible for compliance with any and all export controls laws and regulations, embargoes and sanctions compliance requirements that apply to Client or the Supported Worker(s) relating to the work performed by the Supported Worker(s) for Client or the data and any other items exchanged between Client and any Supported Workers ("Items"), including but not limited to any licensing requirements under the United States federal International Traffic in Arms Regulations (ITAR), Export Administration Regulations (EAR) or any applicable sanctions or embargoes issued by the United States government or any other government body. Client shall give written notice to Velocity Global of (a) the terms and conditions of any such compliance requirements, including any changes thereto; and (b) any request that Velocity Global facilitate importation of any Items (whether or not such Items are subject to any export control laws or regulations) to any Supported Worker(s) or other persons. Velocity Global will facilitate importation of Items to Supported Worker(s) or other persons identified by Client on the condition that Client, by making such a request, represents, warrants and covenants to Velocity Global that (a) if required, the Items are authorized by applicable governmental authorities for export to the applicable Supported Worker(s) or other persons under any applicable export controls laws or regulations, embargoes or sanctions compliance requirements; and (b) any and all documentation submitted by Client to governmental authorities relating to the Items, including but not limited to importation and exportation documentation and license applications, is and will be true and accurate in all material respects. Client's indemnification obligations relating to a breach of this Section 4.3 are excluded from the limitations of liability set forth below.
4.4.
For the duration of the Term and one (1) year thereafter, Client shall not knowingly, without Velocity Global's prior written consent, directly or indirectly, separately or in association with others (including any intermediary), engage any of Velocity Global's ICPs for the provision of the same or similar Services that Velocity Global provides to Client under this Agreement.

5.
Mutual Obligations.
5.1.
Each Party shall comply with all Applicable Laws related to the provision or receipt of the Services, exercise of its rights and/or performance of its obligations under this Agreement.
5.2.
Without limiting the generality of Section 5.1 above, each Party agrees that neither it nor any of its Affiliates nor any of its or their respective directors, officers, managers, members, employees, representatives or agents ("Representatives") will, directly or indirectly, promise, authorize or make any payment to, or otherwise contribute any item of value to, any non-U.S. government official in violation of the U.S. Foreign Corrupt Practices Act, as amended and including all rules and regulations promulgated thereunder, or any other applicable anti-bribery or anti-corruption law, including but not limited to the U.K. Bribery Act ("Applicable Anti-Bribery Laws"). Each Party represents and warrants to the other Party that, to the best of its knowledge, neither it nor any of its Representatives has violated or is, as of the Effective Date, in violation of any Applicable Anti-Bribery Laws.
6.
Term and Termination.
6.1.
The term of this Agreement begins on the Effective Date and continues until terminated in accordance with this Section 6.
6.2.
This Agreement and/or any Statements of Work may be terminated by either Party (a) without cause by giving the other Party at least thirty (30) days' prior written notice of termination; (b) with immediate effect by giving written notice to the other Party if all or substantially all the assets of the other Party are transferred to an assignee for the benefit of creditors, to a receiver or trustee in bankruptcy; a proceeding is commenced by or against the other Party for relief under bankruptcy or similar laws and such proceeding is not dismissed within thirty (30) days; or the other Party is adjudged bankrupt or insolvent; or (c) for cause if the other Party materially breaches, defaults on or fails to perform any of its obligations under this Agreement ("Material Breach") if the Material Breach either (1) remains uncured for a period of fifteen (15) days after receipt of notice from the Party seeking termination ("Cure Period"); or (2) is of a nature that cannot be cured. The Party seeking termination shall send written notice of the Material Breach to the other Party specifying in detail the nature of the Material Breach and what, if any, actions can be taken to commence and continue with diligent efforts to cure or substantially cure the Material Breach. If the Material Breach is of a nature that cannot be cured, then the termination will become effective upon the other Party's receipt of notice. If the Material Breach is of a nature that can be cured, then the other Party will have the duration of the Cure Period to cure the Material Breach to the reasonable satisfaction of the Party seeking termination, failing which the termination will become effective upon the expiration of the Cure Period.
6.3.
Notwithstanding any termination of this Agreement or any Statement of Work, (a) the obligations set forth in this Agreement and any applicable Statement of Work shall continue until Velocity Global completes Offboardings (as defined in Section 7 below) for all applicable Supported Workers in accordance with Section 7 below. The Parties acknowledge and agree that the timeframe to complete any Offboarding may exceed the notice period for termination set forth above depending on the circumstances; and (b) regardless of which Party gives notice of termination, Client remains responsible for payment of all Velocity Global invoices (including but not limited to invoices for any Offboarding Costs, as defined below) not subject to a good faith dispute as well as for any uninvoiced billing amounts through the effective date of termination of the Agreement; provided that Velocity Global shall invoice Client for any such uninvoiced billing amounts within the later of forty-five (45) days after the effective termination date of this Agreement or within thirty (30) days after Velocity Global's discovery of any such outstanding uninvoiced billing amounts.
6.4.
For avoidance of doubt, the full amount of any monthly fee set forth in any Statement of Work that is terminated in accordance with this Section 6, rather than any prorated amount of the monthly fee, will continue to apply up to and including the month in which the applicable Offboarding is completed.
6.5.
Except as otherwise set forth in this Agreement or the TOU, upon the effective termination date of this Agreement (a) all rights, licenses and consents granted by one Party to the other under this Agreement and the TOU will immediately terminate; (b) Velocity Global may disable Client's account used to access the Platform and/or otherwise restrict Client's access to and use of the Platform; (c) each Party shall immediately cease using the other Party's Confidential Information (as defined below); and (d) except to the extent necessary to comply with document retention requirements under Applicable Laws or a Party's bona fide document retention or archival policies, each Party shall return all documents and tangible materials embodying or containing the other Party's Confidential Information the other Party, or at the other Party's request destroy and certify to the destruction of such documents and tangible materials. Notwithstanding the foregoing, Client shall have access to and shall continue to use the Platform until Velocity Global completes Offboardings (as defined in Section 7 below) for all applicable Supported Workers in accordance with Section 7 below.
7.
Offboardings.

7.1.
At any time during the term of this Agreement, Client may request that Velocity Global end the employment of any Supported Worker employed under Velocity Global's employer of record solution, whether by termination, transfer, acceptance of a resignation or otherwise ("Offboarding(s)"). Thereafter, all communication with the Supported Worker(s) related to the Offboarding or the reason for the Offboarding must either be made by Velocity Global or be approved in advance by Velocity Global. Client's Offboarding request must include the name(s) of the applicable Supported Worker(s) and the reason for the Offboarding request. Client shall provide any other information related to the Offboarding request as reasonably requested by Velocity Global. Upon receiving such information, Velocity Global shall assess the situation and advise Client of the Offboarding options available under each Supported Worker's employment agreement and Applicable Laws in the country of employment, including the estimated costs associated with each Offboarding option that are required to be paid to the Supported Worker under their employment agreement and/or Applicable Laws in the country of employment to carry out the Offboarding ("Offboarding Costs").
7.2.
Once Client directs Velocity Global to proceed with a particular Offboarding option or when a notice of termination of this Agreement and/or any SOW is sent by either Party, Velocity Global shall proceed with the Offboarding and keep Client apprised of the status of the Offboarding and procedures for communication with the affected Supported Worker(s). Velocity Global shall conduct all Offboardings in compliance with Applicable Laws and shall not unduly delay any Offboarding without Client's prior approval; however, Client will be responsible for any costs or other liabilities incurred by either Party to the extent caused by Client's failure to cooperate with the Offboarding process in accordance with Velocity Global's direction. For avoidance of doubt, there are no separate fees for any Offboardings, but Client is responsible for all Offboarding Costs that result from any Offboarding, plus any other amounts above the required Offboarding Costs that Client agrees to be paid to the Supported Worker in connection with the Offboarding.
8.
Confidential Information.
8.1.
Conflicts. If the Parties have executed a separate confidentiality or non-disclosure agreement ("NDA") and there is any conflict, discrepancy, or inconsistency between the terms of this Agreement and the NDA, the terms of this Agreement will control.
8.2.
Definition of Confidential Information. "Confidential Information" means any and all business or technical information in any form or medium (whether oral, electronic or otherwise) disclosed or made available by one Party or its Affiliate ("Disclosing Party") to the other Party or its Affiliate ("Receiving Party") that is identified as or considered by the Disclosing Party to be confidential or proprietary, or which should reasonably be understood to be confidential or proprietary under the circumstances of disclosure. Confidential Information does not include information that the Receiving Party can show (a) is or has become publicly available without its breach of this Agreement; (b) was in its possession prior to disclosure free of any confidentiality restrictions; (c) was provided by a third party having a lawful right to make the disclosure free of any confidentiality restrictions; or (d) is required to be disclosed by Applicable Laws or a court order ("Order"), provided that the Receiving Party gives prompt written notice of the required disclosure to the Disclosing Party and cooperates with the Disclosing Party as reasonably necessary to allow the Disclosing Party to limit or eliminate such required disclosure to the extent permitted by Applicable Laws or the Order.
8.3.
Protection of Confidential Information. The Receiving Party shall (a) not use the Confidential Information of the Disclosing Party for any purpose except the exercise of its rights or performance of its obligations under this Agreement; (b) except as permitted by and subject to its compliance with Section 8.2(d) above, not disclose or allow access to the Confidential Information of the Disclosing Party other than to its Representatives who need to know such Confidential Information for the Receiving Party to exercise its rights or perform its obligations under this Agreement and who are bound by confidentiality obligations at least as protective of the Confidential Information as the terms set forth in this Section 8; and (c) protect the Confidential Information of the Disclosing Party from unauthorized use, access or disclosure using at least the same degree of care it uses to protect its own Confidential Information and in no event less than a reasonable degree of care.
8.4.
Remedies. Each Party agrees that it would be impossible to measure and calculate damages from any breach of this Section 8 and that remedies at law for any such breach, therefore, are not fully adequate and that the injury caused by any such breach constitutes irreparable harm. Accordingly, each Party agrees that if there is a breach or threatened breach of this Section 8, the non-breaching Party shall have, in addition to any other available right or remedy, the right to obtain an injunction from any court of competent jurisdiction restraining any such breach or threatened breach and specific performance of any and all such covenants and obligations.
8.5.
Trade Secrets. Notwithstanding any other provisions of this Agreement, the Receiving Party's obligations under this Section 8 with respect to any Confidential Information of the Disclosing Party that constitutes a trade secret under any Applicable Laws will continue until the time that such Confidential Information ceases to constitute a trade secret under any Applicable Laws other than as a result of any act or omission of the Receiving Party.

8.6.
Marketing. Velocity Global agrees not to use Client’s name or logo, or Supported Workers names, case studies or testimonials without Client’s prior written consent.
9.
Privacy and Security. All terms and conditions relating to data privacy and information security are set forth in the TOU, which incorporates Velocity Global's privacy policy by reference, and Exhibit 1 - Data Processing Addendum, which is hereby incorporated by reference into this Agreement.
10.
Intellectual Property. All terms and conditions relating to intellectual property rights as between Client and Velocity Global are set forth in the TOU. All terms and conditions relating to intellectual property rights in works developed by any Supported Workers are set forth in each Statement of Work.
11.
Representations and Warranties; Disclaimer.
11.1.
Each Party represents and warrants to the other Party that (a) it is duly organized, validly existing, and in good standing, as a corporation or other entity as represented herein under the Applicable Laws of its jurisdiction of incorporation, organization or chartering; (b) it has the full right, power and authority to enter into this Agreement, to grant any rights and licenses granted hereunder and to perform its obligations hereunder; (c) the execution of this Agreement by its representative whose signature is set forth below has been duly authorized by all necessary corporate action; and (d) when executed by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.
11.2.
In addition to the mutual representations and warranties set forth above, Velocity Global represents and warrants to Client that (a) Velocity Global will deliver the Services and perform its obligations under this Agreement in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and will devote adequate resources to perform its obligations under this Agreement; and (b) neither the Platform nor the Services nor any portion thereof violates, infringes or misappropriates any third-party intellectual property right or trade secret. Client’s sole remedy for Velocity Global’s misrepresentation and/or breach of warranty as it relates to Section 11.2(b) above is that Velocity Global will, at its option and expense, either (1) obtain for Client the right to continue using the affected portion(s) of the Platform and/or the Services in accordance with the rights granted to Client under this Agreement; (2) modify or replace the affected portion(s) of the Platform and/or the Services to make them non-infringing while providing reasonably similar functionality; or (3) if neither of the foregoing actions can be accomplished on a commercially reasonable basis, notify Client and either Party may then terminate this Agreement with immediate effect and Velocity Global will refund to Client a prorated amount of any prepaid fees.
11.3.
EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 11.1 AND 11.2 ABOVE, THE SERVICES ARE PROVIDED ON AN "AS IS" BASIS. VELOCITY GLOBAL SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF ANY KIND, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR OTHERWISE, AND ALL WARRANTIES ARISING FROM COURSE OF DEALING, USAGE OR TRADE PRACTICE. WITHOUT LIMITING THE FOREGOING, VELOCITY GLOBAL MAKES NO WARRANTY OF ANY KIND THAT THE SERVICES OR THE USE THEREOF WILL MEET CLIENT'S OR ANY OTHER PERSON'S REQUIREMENTS, OPERATE WITHOUT INTERRUPTION, ACHIEVE ANY INTENDED RESULT, BE COMPATIBLE OR WORK WITH ANY SOFTWARE, SYSTEM OR OTHER PRODUCTS OR SERVICES, OR BE SECURE, ACCURATE, COMPLETE, FREE OF HARMFUL CODE OR ERROR FREE. ALL THIRD-PARTY MATERIALS ARE PROVIDED "AS IS" AND ANY REPRESENTATION OR WARRANTY OF OR CONCERNING ANY THIRD-PARTY MATERIALS IS STRICTLY BETWEEN CLIENT AND THE THIRD-PARTY OWNER OR DISTRIBUTOR OF THE THIRD-PARTY MATERIALS. THIS SECTION DOES NOT AFFECT ANY WARRANTIES WHICH CANNOT BE EXCLUDED OR LIMITED UNDER APPLICABLE LAWS.
12.
Indemnification.
12.1.
Mutual Indemnification Obligations. In addition to any indemnification obligations set forth in the TOU and each Statement of Work, each Party shall defend, indemnify and hold harmless the other Party, the other Party's Affiliates and each of its and their respective employees, contractors, agents, representatives, members, managers, officers and directors ("Indemnitees") from and against any and all claims, actions, causes of action, demands, lawsuits, arbitrations, litigation, audits, notices of violation, proceedings, citations, summons, subpoenas or investigations of any nature, civil, criminal, administrative, regulatory or otherwise ("Action(s)"), damages, losses, liabilities, costs and expenses, including but not limited to reasonable attorney's fees, of any kind or nature (together with all Actions, "Losses") arising out of or relating to any third-party Action concerning the first Party's (a) breach of Section 2.4, 3, 4, 5, 6.3, 7, 8, 11 or 15 of this Agreement; or (b) gross negligence, willful misconduct or fraud in connection with the exercise of its rights or performance of its obligations under this Agreement.

12.2.
Exclusions. None of the indemnification obligations set forth in Section 12.1 above or in the TOU or any Statement of Work apply to the extent that such obligations arise from, relate to or are caused by a breach of this Agreement by the Party seeking indemnification or the gross negligence, willful misconduct or fraud of the Party seeking indemnification.
12.3.
Indemnification Procedure. Each Party shall promptly give notice to the other Party of any Losses for which the first Party believes it or any of its Indemnitees are entitled to indemnification under this Section 12 or any Statement of Work. The Party seeking indemnification shall reasonably cooperate with the other Party ("Indemnitor") at the Indemnitor's sole cost and expense. The Indemnitor shall promptly assume control of the defense of any applicable Actions with counsel reasonably acceptable to the applicable Indemnitees. The applicable Indemnitees may participate in the Action(s) with counsel of their own choosing at their own cost and expense. The Indemnitor shall not settle any Action without the prior written consent of all applicable Indemnitees, which shall not be unreasonably withheld or delayed. If the Indemnitor fails or refuses to assume control of the defense of any applicable Action, the applicable Indemnitees may defend the Action, including settling any such Action after giving prior written notice to the Indemnitor, with counsel of their own choosing at the Indemnitor's sole cost and expense. The Indemnitees' failure to perform any of their obligations under this Section 12.3 will not relieve the Indemnitor of its obligations under this Section 12, except to the extent the Indemnitor can demonstrate with reasonably competent evidence that it has been materially prejudiced as a result of such failure.
13.
Limitation of Liability.
13.1.
Exclusion of Damages. EXCEPT TO THE EXTENT PROHIBITED UNDER APPLICABLE LAWS, IN NO EVENT WILL EITHER PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO ANY LOSS OF PROFITS, LOSS OF REVENUE, DATA, USE, GOODWILL OR OTHER INTANGIBLE LOSSES.
13.2.
Cap on Monetary Liability. EXCEPT FOR CLIENT'S OBLIGATION TO PAY INVOICE AMOUNTS (AS DEFINED BELOW) IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT AND EXCEPT TO THE EXTENT PROHIBITED UNDER APPLICABLE LAWS OR CAUSED BY A PARTY'S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FRAUD OR VIOLATION OF APPLICABLE LAWS, IN NO EVENT WILL THE AGGREGATE LIABILITY OF EITHER PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING BUT NOT LIMITED TO INDEMNIFICATION OBLIGATIONS, EXCEPT AS EXPRESSLY STATED OTHERWISE) EXCEED THE TOTAL INVOICE AMOUNTS PAID PLUS THE AMOUNT OF ANY INVOICE AMOUNTS DUE BUT NOT YET PAID BY CLIENT UNDER EACH STATEMENT OF WORK IN THE TWELVE (12) MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE LIABILITY.
13.3.
Applicability of Limitations. THE LIMITATIONS SET FORTH IN THIS SECTION 13 APPLY WHETHER THE UNDERLYING ACTION(S) ARE BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE) OR ANY OTHER LEGAL THEORY, WHETHER OR NOT THE PARTY WHOSE LIABILITY IS LIMITED HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES OR LIABILITIES AND EVEN IF A REMEDY SET FORTH IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.
14.
Relationship of the Parties. The Parties are separate and independent legal entities and the relationship of the Parties is that of independent contractors. Except as expressly stated otherwise, nothing in this Agreement will be construed as creating any agency, partnership, joint venture, employment, co-employer, fiduciary or other relationship between the Parties, and neither Party will have authority to contract for or bind the other Party in any manner whatsoever.
15.
Taxes.
15.1.
General. Unless specified otherwise in any SOW, all fees, pass-through costs, Deposits (as defined in any SOW) and any other costs incurred by Velocity Global that the Parties mutually agree will be invoiced to Client (collectively, "Invoice Amounts") are exclusive of all taxes and other governmental fees and charges and any penalties or interest thereto which may be incurred by or payable by Client, including but not limited to any applicable corporate tax, sales tax, VAT or GST ("Taxes"). Each Party shall be responsible, as required by Applicable Laws, for identifying and paying all Taxes charged to such Party in connection with all payments under this Agreement. For avoidance of doubt, (1) none of the Services constitute or include tax advice or are intended to shield Client from any tax liability; and (2) Client is solely responsible for any and all corporate taxes incurred by it in any jurisdiction in connection with its payments and purchases of the Services under this Agreement and the operation of its business in general.
15.2.
Deduction or Withholding. All payments made by Client to Velocity Global under this Agreement will be made free and clear of any deduction or withholding, as may be required by

Applicable Laws. If any such deduction or withholding (including but not limited to cross-border withholding taxes) is required on any payment, Client shall pay the additional amount needed for the net amount received by Velocity Global to equal the amount due and payable under the applicable invoice.
16.
Assignment. Velocity Global may assign and/or transfer all or any portion of its rights and obligations under this Agreement to any third party, including but not limited to any Affiliate of Velocity Global, by providing notice to Client. Client shall not assign and/or transfer all or any portion of its rights or obligations under this Agreement to any third party without Velocity Global's prior written consent (not to be unreasonably withheld) and any such attempted assignment or transfer will be void. Notwithstanding the foregoing, Client may assign and/or transfer all or any portion of its rights or obligations under this Agreement in connection with a change of control event to an entity that acquires all or substantially all of the business or assets of Client, whether by merger, consolidation, reorganization, acquisition, sale or otherwise. No assignment or transfer of all or any portion of either Party's rights and obligations under this Agreement will relieve any Party of any of its obligations under this Agreement. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns and transferees.
17.
No Third-Party Beneficiaries. The terms of this Agreement and a Party's performance of its obligations hereunder are not intended to benefit any person or entity not a party to this Agreement. The consideration provided by a Party under this Agreement only runs to the other Party. No person or entity not a party to this Agreement shall have any rights hereunder or the right to require performance by either Party.
18.
Dispute Resolution. The Parties shall attempt to resolve any dispute, controversy or claim arising out of or relating to this Agreement or any Services ("Dispute(s)") in good faith and in a timely manner. Where no resolution can be found, the Parties agree that all Disputes will be settled by final and binding arbitration in the state of Delaware, using the English language, before a single arbitrator. Disputes involving amounts greater than $250,000 will apply the JAMS Comprehensive Arbitration Rules and Procedures and Disputes involving amounts less than or equal to $250,000 will apply the JAMS Streamlined Arbitration Rules then in effect (together with the JAMS Comprehensive Arbitration Rules and Procedures, the "JAMS Rules"). The JAMS Rules are hereby incorporated by reference into this Section 18. Judgment on the arbitration award may be entered in any court of competent jurisdiction. Any arbitration under this Agreement will take place on an individual basis; class arbitrations and class actions are not permitted. EACH PARTY UNDERSTANDS THAT BY AGREEING TO THIS AGREEMENT, EACH PARTY IS WAIVING THE RIGHT TO TRIAL BY JURY AND TO PARTICIPATE IN A CLASS ACTION OR CLASS ARBITRATION RELATING TO THIS AGREEMENT OR ANY SERVICES. Notwithstanding the foregoing, each Party will have the right to bring an action in a court of competent jurisdiction for injunctive or other equitable or conservatory relief, pending a final decision by the arbitrator. Payment for any and all reasonable JAMS filing, administrative and arbitrator fees will be in accordance with the JAMS Rules. Except in the case of arbitrations as set forth in this Section 18, each Party (a) irrevocably agrees that any Actions arising out of or relating to this Agreement or any Services will be brought exclusively in the state or federal courts located in the state of Delaware; (b) waives any objection to the venue of any such Actions or any argument of forum non conveniens for any such Actions; and (c) irrevocably consents to the jurisdiction of the applicable state or federal courts located in the state of Delaware in any such Actions.
19.
Notices. Any notices required or permitted by this Agreement shall be in writing and shall be addressed to the other Party at the mailing address shown at the beginning of this Agreement and/or the email address set forth below. Any notices provided in accordance with this Section 19 will be deemed effectively given (a) when received if delivered by hand with signed confirmation of receipt; (b) when received, if sent by a nationally recognized overnight courier (signature required); (c) one (1) business day after being sent if by email, with confirmation of transmission; or (d) on the third day after the date mailed by certified or registered mail, return receipt requested, postage prepaid.

Velocity Global email address for notices: Contracts@velocityglobal.com
Client email address for notices: lisa@fractyl.com and contracts@fractyl.com

20.
Modification/Waiver. This Agreement may not be amended, modified, waived or changed in any respect except as agreed in writing and signed by both Parties. A waiver by either Party of any term or condition of this Agreement shall not be deemed or construed to be a waiver of any other term or condition of this Agreement or a waiver of such term or condition in the future.
21.
Severability. If any provision or portion of any provision of this Agreement is held to be unenforceable, illegal or invalid, such provision or portion will be replaced with an enforceable, legal or valid provision which most closely achieves the effect of the original provision, and all other terms of this Agreement will remain in full force and effect.

22.
Survival. The termination or expiration of this Agreement will not affect any of the terms of this Agreement which by their nature are intended to survive termination or expiration, including but not limited to Sections 6.3, 7.2 and 8-26.
23.
Entire Agreement. Except as expressly stated otherwise, this Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings, agreements, representations or warranties, whether written or oral, with respect to the subject matter of this Agreement.
24.
Force Majeure. In no event will Velocity Global be liable for any Losses arising from or relating to any interruption of the availability of the Platform or be deemed to have defaulted under or breached this Agreement when and to the extent any such Losses are caused by any circumstances beyond its reasonable control, including but not limited to any act of God; blockage, disturbance or encumbrance of the telecommunications, transport or procurement networks for whatever reason; poor quality or interruptions of electrical current; virus or computer pirate attacks, insurrections or acts of a similar nature; state of national emergency, war, embargo or the imposition of economic sanctions of any kind; total or partial strikes within or outside of the company; lock-out, social conflicts, sabotage or acts of vandalism; foul weather, pandemics, epidemics, earthquakes, explosion, fires, storms, flooding or other natural disasters; water damage; incapacity to obtain raw materials or supplies; or legal or regulatory modifications applicable to Velocity Global, its Affiliates, ICPs and/or subcontractors, the Platform or the Services; or any other governmental action taken in response to any of the foregoing events or conditions ("Force Majeure Event"). If any Force Majeure Event occurs that causes any material interruption of the availability of the Platform or the Services, Velocity Global shall give prompt written notice to Client stating the length of time the Force Majeure Event is expected to continue and use commercially reasonable efforts to remedy the interruption caused by the Force Majeure Event.
25.
Governing Law. Except in the case of arbitrations as set forth above, the validity, interpretation, effect, and enforcement of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflict of laws principles. The United Nations Convention for the International Sales of Goods does not apply to this Agreement.
26.
Jurisdiction and Venue. Except in the case of arbitrations as set forth above, each Party (1) irrevocably agrees that any Actions arising out of or relating to this Agreement or the Services will be brought exclusively in the state or federal courts located in the state of Delaware; (2) waives any objection to the venue of any such Actions or any argument of forum non conveniens for any such Actions; and (3) irrevocably consents to the jurisdiction of the applicable state or federal courts located in the state of Delaware in any such Actions.

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed effective as of the Effective Date.

	Velocity Global		Fractyl Health, Inc.
	/s/ Jeff Woolard		/s/ Sarah Toomey
Signatory:	Jeff Woolard	Signatory:	Sarah Toomey
Email of Signatory:	jeffwoolward@velocityglobal.com	Email of Signatory:	stoomey@fractyl.com
Timestamp:	4/25/2024	Timestamp:	4/25/2024

Exhibit 1 - Data Processing Addendum

[omitted]

ANNEX I

A. LIST OF PARTIES

[omitted]

B. DESCRIPTION OF THE TRANSFER

[omitted]

C. COMPETENT SUPERVISORY AUTHORITY

[omitted]

ANNEX II

TECHNICAL AND ORGANISATIONAL MEASURES INCLUDING TECHNICAL AND ORGANISATIONAL MEASURES TO ENSURE THE SECURITY OF THE DATA

[omitted]

Annex III

VELOCITY GLOBAL CURRENT SUBPROCESSORS

[omitted]

Annex IV - UK Addendum

This International Data Transfer Addendum to the EU Commission Standard Contractual Clauses, Version B1.0, in force 21 March 2022 (the "Addendum") has been issued by the Information Commissioner for Parties making Restricted Transfers. The Information Commissioner considers that it provides Appropriate Safeguards for Restricted Transfers when it is entered into as a legally binding contract. No revisions have been made to the language of this Addendum.

[omitted]

Exhibit to Master Services Agreement - Statement of Work

[omitted]

AMENDMENT TO MASTER SERVICES AGREEMENT

This Amendment to Master Services Agreement (this “Amendment”) is effective as of 2024-04-25 (“Effective Date”) and is by and between Velocity Global, LLC (“Velocity Global”) and Fractyl Health, Inc. (“Client”). Velocity Global and Client may be hereinafter collectively referred to as the “Parties” and individually as a “Party.” Capitalized terms not defined in this Amendment have the meanings given to those terms in the Master Services Agreement between Velocity Global and Client effective as of 2024-04-2025, as amended (if applicable) (the “Agreement”). The Parties hereby agree as follows:

WHEREAS, Velocity Global and Client have entered into certain Statements of Work under the Agreement for the provision of Velocity Global’s services to Client (“SOWs”); and

WHEREAS, the Parties desire to amend certain terms in the SOWs relating to equity-based compensation, as more fully set forth below.

NOW, THEREFORE, for good and valuable consideration, and intending to be legally bound hereby, the Parties hereby agree to the following:

1. “Payment and Processing” clause set forth in each of the SOWs is hereby replaced with the following:

“Payment and Processing. Velocity Global will provide timely payment and processing of the PEO Employee(s)’/Supported Worker(s)’ compensation as necessary under Applicable Laws. Except to the extent set forth in the “Equity-Based Compensation” clause below or as otherwise agreed to by the Parties in writing, the Services do not include the granting, reporting or payment of any non-standard compensation such as equity or in-kind compensation.

Equity-Based Compensation. “Equity-Based Compensation” or “EBC” means any form of compensation based on the value of Client’s equity or stock, including without limitation, stock options, stock appreciation rights, restricted stock units, performance stock units, phantom equity units, etc. Employee stock purchase plans (“ESPPs”) are not supported as part of Velocity Global’s employer of record services and Client shall not grant the right to participate in any ESPPs to any Supported Workers. If the applicable PEO Employee/Supported Worker is or will be employed by a third-party partner of Velocity Global in the relevant jurisdiction (“In-Country Partner” or “ICP”), Client shall not grant or pay any EBC to any such PEO Employees/Supported Workers without Velocity Global’s prior written consent, which may be withheld at Velocity Global’s sole discretion. If the applicable PEO Employee/Supported Worker is or will be employed in a jurisdiction that is on the list of viable EBC jurisdictions provided by Velocity Global to Client (and which may be updated by Velocity Global from time to time), Client must give Velocity Global prior written notice of its intent to grant or pay EBC to any such PEO Employees/Supported Workers. Upon Velocity Global’s receipt of notice from Client, Velocity Global will advise Client, based on the relevant jurisdiction, whether Client may grant or pay the applicable PEO Employee/Supported Worker EBC, and, if so, the terms on which such EBC can be granted or paid. Client shall provide Velocity Global all documents and other information needed for Velocity Global to comply with any withholding or reporting obligations in connection with Client’s grant or payment of EBC to any PEO Employee/Supported Worker promptly upon Velocity Global’s request. The Parties acknowledge that all grants and payments of EBC to any PEO Employee/Supported Worker must be made in accordance with the terms of Client’s corresponding EBC plan documents (“EBC Plan”). Client acknowledges that granting or paying EBC to any PEO Employee/Supported Worker may increase its risk of creating a co-employment relationship with the PEO Employee/Supported Worker and Client agrees that Velocity Global’s consent for Client to grant or pay EBC to any PEO Employee/Supported Worker does not constitute advice or representation with respect to co-employment or permanent establishment. Client shall indemnify, defend and hold Velocity Global and its officers, directors, employees, and agents harmless from any claim, loss, expense or other liability (including but not limited to reasonable attorney’s fees) arising out of or relating to (a) Client’s breach of this Equity-Based Compensation clause, or (b) any deficiencies in Client’s EBC Plan, including but not limited to noncompliance with any applicable tax laws and regulations such as Section 409A of the

United States Internal Revenue Code. Any such indemnification obligations are excluded from the limitations of liability set forth in the Agreement.

2. The following pricing terms are hereby added to the “Velocity Global Fees” table set forth in the SOWs:

“Equity-Based Compensation Services:

Award payroll processing: [omitted]. Fee will be triggered after there has been a Distribution Event and the equity amount has been processed via payroll. “Distribution Event” occurs when there is no substantial risk of forfeiture and shares (or cash equivalent) have been delivered to the participant (i.e., typically at exercise for stock options and at vest for RSUs).

Supplemental compliance reporting/filing of award: [omitted]. Fee will be triggered upon completion of the required reporting/filing. Requirements per country vary but typically, where supplemental compliance reporting is required, the reporting obligation occurs in the year after there has been a Distribution Event (i.e., typically at exercise for stock options and at vest for RSUs).

Registration of Client’s EBC Plan (as defined in the “Equity-Based Compensation” clause) in-country: [omitted].

Equity-Based Compensation Services are optional add-ons if Client grants Equity-Based Compensation (as defined in the “Equity-Based Compensation” clause) to any PEO Employee/Supported Worker in accordance with the “Equity-Based Compensation” clause. Equity-Based Compensation Services are offered in select countries only and Velocity Global will advise Client in which countries it can offer Equity-Based Compensation Services upon request. The fees for Equity-Based Compensation Services set forth above are subject to change upon notice to Client.”

3. This Amendment is governed by the terms and conditions of the Agreement. If there is any conflict between the Agreement, the SOWs and this Amendment, this Amendment prevails. Except as expressly modified herein, all terms and conditions of the Agreement and the SOWs remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Amendment effective as of the Effective Date.

	Velocity Global		Fractyl Health, Inc.
	/s/ Jeff Woolard		/s/ Sarah Toomey
Signatory:	Jeff Woolard	Signatory:	Sarah Toomey
Email of Signatory:	jeffwoodward@velocityglobal.com	Email of Signatory:	stoomey@fractyl.com
Timestamp:	4/25/2024	Timestamp:	4/25/2024